                        Julie McDowell
                        Vice President, Corporate Communications
                        610-834-6301


FOR IMMEDIATE RELEASE                                             April 16, 2003

                 TELEFLEX ANNOUNCES FIRST QUARTER 2003 RESULTS;
                      REVENUES INCREASED 7% TO $546 MILLION

Plymouth Meeting, PA -- Teleflex Incorporated (NYSE: TFX) announced today that revenues for the first quarter ended March 30, 2003 increased 7% to $546.2 million compared to $508.4 million for the prior year. Net income in the quarter was $29.2 million and diluted earnings per share were 74 cents compared with 77 cents for the same period a year ago. During the quarter, the company completed the sale of an investment resulting in a pre-tax gain of $3.1 million, or 5 cents per share after tax.

         "Teleflex produced increased revenues for the first quarter based on strong performances in our Commercial and Medical businesses," stated Jeffrey P. Black, president and chief executive officer. "Our Commercial Segment increased revenues and operating profit across all three product lines with solid increases in sales of Automotive and Industrial products and our Medical Segment continued to grow with strong demand for Health Care Supply products. At the same time, our Aerospace businesses addressed difficult market conditions and results were negatively impacted by facility closures and sharply reduced volumes in the Industrial Gas Turbine product lines."

         Mr. Black added, "Overall, Teleflex businesses executed well in a tough environment. We continue to expect revenues and earnings will increase at a single digit percentage rate in 2003 with improved performance as new products are launched during the year."

         For the quarter, Commercial Segment sales increased 13% over last year with gains across the Automotive, Industrial and Marine product lines. Automotive and Industrial product lines reported double digit sales increases, while Marine sales increased modestly. Automotive sales benefited from a stronger Euro and increased volume in the adjustable pedal line. Industrial sales increased primarily as a result of acquisitions. Marine sales improved slightly with increased sales to original equipment manufacturers and of non-marine products. Commercial operating profit was up 13% with

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all three product lines reporting improvement. Operating profit improved primarily on volume increases in all three product lines and prior year cost and capacity reduction efforts in the Automotive product line.

         Medical Segment sales and operating profit rose 10% in the first quarter. Health Care Supply reported higher sales due largely to currency effects and, to a lesser extent, increased volumes for anesthesia products. Surgical Devices sales improved slightly as a result of an acquisition. In Health Care Supply, operating profit and margin improved in the quarter as a result of higher volumes and the continuing shift to manufacturing in lower cost countries. Operating profit in Surgical Devices was relatively flat and margins declined as a result of product mix.

         Aerospace Segment sales declined 5% in the quarter and operating profit decreased over 80% as the commercial aerospace and power generation markets remained under pressure. Lower sales in Industrial Gas Turbine Services were partially offset by gains in Repair Services and Cargo Systems. Operating profit declined on the significantly lower volume in Industrial Gas Turbine Services and costs related to the closing of three facilities.

         Cash flow from operations in the first quarter was $27.2 million compared to $28.3 million a year ago. The balance sheet continues to provide a strong foundation for growth with total debt to capitalization of 32%.

         As previously announced, Teleflex will comment on first quarter 2003 results on a conference call to be held Thursday, April 17, at 11:15 a.m. (ET). The call will be archived and available on the company's website, WWW.TELEFLEX.COM.

The figures are as follows:

                  COMPARATIVE SUMMARY OF REVENUES AND EARNINGS
                                   (UNAUDITED)

                                                                                     PERCENT
THREE MONTHS ENDED            MARCH 30, 2003              MARCH 31, 2002              CHANGE
------------------            --------------              --------------              ------
Sales
     Commercial                 $299,811,000                $265,752,000                 13%
     Medical                     118,145,000                 107,303,000                 10%
     Aerospace                   128,265,000                 135,341,000                 (5%)
                                ------------                ------------
           Total                $546,221,000                $508,396,000                  7%

Operating profit
     Commercial                  $29,127,000                 $25,704,000                 13%
     Medical                      19,047,000                  17,367,000                 10%
     Aerospace                     1,913,000                  11,429,000                (83%)
                                ------------                ------------
           Total                 $50,087,000                 $54,500,000                 (8%)

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            COMPARATIVE SUMMARY OF REVENUES AND EARNINGS (CONTINUED)
                                   (UNAUDITED)

                                                                                                        PERCENT
THREE MONTHS ENDED                             MARCH 30, 2003            MARCH 31, 2002                 CHANGE
                                                -----------               -----------                 -----------
Less:
     Interest expense                             6,565,000                 6,036,000                        9%
     Corporate expenses                           5,055,000                 4,570,000                       11%
     Non-operating gain                          (3,068,000)                       --                       --
                                                -----------               -----------
Income before taxes                              41,535,000                43,894,000                       (5%)
Taxes on income                                  12,294,000                13,476,000                       (9%)
                                                -----------               -----------
Net income                                      $29,241,000               $30,418,000                       (4%)
                                                ===========               ===========
Earnings per share:
     Basic                                             $.74                      $.78                       (5%)
     Diluted                                           $.74                      $.77                       (4%)
Average common shares outstanding:
     Basic                                       39,446,000                39,038,000
     Diluted                                     39,700,000                39,638,000

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                      MARCH 30, 2003           DECEMBER 29, 2002
                                                      --------------            --------------
ASSETS
Current assets
     Cash and cash equivalents                           $43,102,000               $44,494,000
     Accounts receivable, net                            444,576,000               401,888,000
     Inventories                                         394,037,000               365,535,000
     Prepaid expenses                                     27,329,000                25,978,000
                                                      --------------            --------------
                                                         909,044,000               837,895,000

Property, plant and equipment, net                       611,605,000               604,241,000
Goodwill                                                 276,873,000               257,999,000
Intangibles and other assets                              76,592,000                68,810,000
Investments in affiliates                                 37,674,000                44,439,000
                                                      --------------            --------------
                                                      $1,911,788,000            $1,813,384,000
                                                      ==============            ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
     Current  borrowings                                $220,817,000              $182,776,000
     Accounts payable and accrued expenses               293,640,000               276,938,000
     Income taxes payable                                 49,088,000                38,769,000
                                                      --------------            --------------
                                                         563,545,000               498,483,000

Long-term borrowings                                     226,810,000               240,123,000
Deferred income taxes and other                          171,757,000               162,497,000
                                                      --------------            --------------
                                                         962,112,000               901,103,000

Shareholders' equity                                     949,676,000               912,281,000
                                                      --------------            --------------
                                                      $1,911,788,000            $1,813,384,000
                                                      ==============            ==============

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                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

THREE MONTHS ENDED                                   MARCH 30, 2003           MARCH 31, 2002
                                                      -----------              -----------
Cash flows from operating activities                  $27,177,000              $28,300,000

Cash flows from financing activities:
     Reduction in long-term borrowings                 (6,292,000)              (9,933,000)
     Increase in current borrowings
       and demand loans                                25,206,000               21,481,000
     Stock compensation plans                             476,000                5,951,000
     Dividends                                         (7,100,000)              (6,627,000)
                                                      -----------              -----------
                                                       12,290,000               10,872,000
                                                      -----------              -----------
Cash flows from investing activities:
     Expenditures for plant assets                    (21,831,000)             (22,523,000)
     Payments for businesses acquired                 (22,916,000)              (9,742,000)
     Proceeds from the sale of businesses
       and other                                        3,888,000               (1,990,000)
                                                      -----------              -----------
                                                      (40,859,000)             (34,255,000)
                                                      -----------              -----------
Net (decrease) increase in cash and
     cash equivalents                                  (1,392,000)               4,917,000
Cash and cash equivalents at the
     beginning of the period                           44,494,000               46,900,000
                                                      -----------              -----------
Cash and cash equivalents at the
     end of the period                                $43,102,000              $51,817,000
                                                      ===========              ===========

TELEFLEX AT A GLANCE:

Teleflex is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality engineered products and services for the aerospace, medical, automotive, marine and industrial markets worldwide. Teleflex employs more than 18,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex, including a recent archived conference call with analysts and investors, can be obtained from the company's website on the Internet at WWW.TELEFLEX.COM.

FORWARD-LOOKING INFORMATION:

Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company's Securities and Exchange Commission filings.

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